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                                                                    EXHIBIT 4(R)


                                   AMENDMENT NO. 1

                       TO GUARANTY DATED AS OF AUGUST 30, 1983


         This Amendment No. 1 (this "Amendment") is dated and shall be effective as of June 1, 1996 (the "Effective Date") between Continental Holdings, Inc. ("Continental"), a Wyoming corporation and successor to The Continental Group, Inc ("CGI"), and Stone Container Corporation ("Guarantor"), a Delaware corporation and successor in interest to Stone Container Corporation, an Illinois corporation ("Stone Illinois"). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Guaranty dated as of August 30, 1983 between Stone Illinois and CGI (the "Guaranty").

         WHEREAS, Guarantor and Continental, are successors in interest to Stone Illinois and CGI, respectively, under the Guaranty; and

         WHEREAS, Guarantor and Continental desire to amend the Guaranty as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 2.1(d) of the Guaranty shall be amended and restated to read in its entirety as follows:

              (d)  DEFAULT ON OTHER INDEBTEDNESS - (i) the
         Guarantor or any majority-owned subsidiary thereof (other than Stone Venepal (Celgar) Pulp, Inc., a Canadian federal corporation ("SVCPI"), and any successor to SVCPI) fails to pay at final maturity the principal of any indebtedness for borrowed money in excess of $5,000,000 principal amount for a period longer than any applicable grace period or (ii) the default by the Guarantor or any majority-owned subsidiary thereof (other than SVCPI and any successor to SVCPI) in the performance of any term, covenant or condition in any agreement or instrument evidencing indebtedness for money borrowed in excess of $5,000,000 principal amount, which default shall result in such


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         indebtedness being declared due and payable prior to the date on which it otherwise would become due and payable, and such acceleration shall not have been rescinded or annulled.

         2. Except as amended by this Amendment, the Guaranty shall remain in full force and effect.

         IN WITNESS WHEREOF, each of Guarantor and Continental have caused this Amendment to be executed by a duly authorized officer thereof as of the date first above written.


                                STONE CONTAINER CORPORATION




                             By:  /s/ Leslie T. Lederer
                                --------------------------------
                                Name:   Leslie T. Lederer
                                Title:  Vice President,
                                         Secretary and Counsel




                                CONTINENTAL HOLDINGS, INC.




                             By:  /s/ Kenneth D. Gaskins
                                --------------------------------
                                Name:  Kenneth D. Gaskins
                                Title:  Vice President and Secretary


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